Exhibit 99.1

General Moly, Inc. — NYSE MKT and TSX: GMO

1726 Cole Blvd., Suite 115

Lakewood, CO 80401

Phone: (303) 928-8599

Fax: (303) 928-8598

GENERAL MOLY ANNOUNCES IMPLEMENTATION OF COST REDUCTION PROGRAM WHILE ACTIVELY PURSUING MT. HOPE FINANCING

LAKEWOOD, COLORADO — September 9, 2013, General Moly, Inc. (the “Company”) (NYSE MKT and TSX: GMO), a U.S.-based molybdenum mineral development, exploration and mining company, announced that it has implemented a cost reduction program to preserve liquidity while actively pursuing financing options for the Mt. Hope Project. The Company will continue to maintain its permits in good standing and preserve the capacity to rapidly restart engineering, procurement and construction at Mt. Hope after completing full project financing.

Specific provisions of the cost reduction program include:

•                  25% reduction in base cash compensation for the CEO and members of the Board of Directors with other senior employees receiving 10 to 20% salary reductions.

•                  Prudent focus on reducing all other expenditures including engineering, administrative and procurement expenses.

•                  General Moly has implemented a personnel retention program to facilitate due-diligence by potential lenders and investors and for the start of full construction activities at Mt. Hope. In parallel with compensation reductions, the Company has provided cash and equity incentives for employees who remain with General Moly through January 15th, 2015 or earlier under certain circumstances.

Bruce D. Hansen, Chief Executive Officer, said, “As we continue to develop a full financing package that provides the best outcomes for our stockholders in the current market, the Company is taking prudent steps to reduce planned expenditures that maximize our financial flexibility and secure readiness for the rapid start of construction activities at Mt. Hope. Our carefully crafted program maintains liquidity by reducing engineering, administrative and procurement expenses, trimming our expenditures from $2-3 million per month to less than $1.5 million per month.”

Mr. Hansen added, “The Company is actively pursuing a number of financing options we believe are executable, with a focus on minimizing dilution, long term cost and risk to stockholders, but acknowledge that these alternatives will take time to complete. In this regard, our Board has also established an Independent Finance Committee to actively review all potential finance options and alternatives. Given that the fully-permitted Mt. Hope Project is construction ready and backed by off-take agreements and a strong joint venture partner, we believe the Company is well positioned to execute full project financing.”

Mr. Hansen concluded, “In addition, engineering at Mt. Hope is advanced to a point of six months ahead of construction activities, and can now be hibernated and resumed when finance is secured without jeopardizing a rapid start of construction.”

The Mt Hope Project remains one of the world’s best and largest undeveloped moly projects, and is fully permitted and construction ready. Currently, the Company is updating its resource models, mine plan and project economics, in conjunction with ongoing due-diligence. This updating effort is expected to be complete early in the fourth quarter and will assist in the financing effort. Once the full financing is completed the construction of Mt. Hope will take approximately 2 years, and at full production on a 100% basis, the Project will have the capacity to produce approximately 40 million lbs per year of moly metal.

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General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE MKT (formerly the NYSE AMEX) and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope Project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty Project that is also located in central Nevada, our goal is to become the largest pure play primary molybdenum producer in the world. For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information — General Moly:

Investors - Scott Kozak	(303) 928-8591	skozak@generalmoly.com
Media - Zach Spencer	(775) 748-6059	zspencer@generalmoly.com

Website: http://www.generalmoly.com		info@generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections.  Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company.  These risks and uncertainties include, but are not limited to, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to maintain  required permits to continue construction, commence production and its ability to raise required project financing, adverse governmental regulation and judicial outcomes, including appeal of the Record of Decision, and appeal of water permits.  For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC.  The Company undertakes no obligation to update forward-looking statements.